THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.


                                     WARRANT

                      To Purchase Shares of Common Stock of

                            Global Technologies, Ltd.


DATED:  [applicable Redemption Date]

Number of Shares:  125,000

Holder:            KOCH INVESTMENT GROUP LTD.

Address:           4111 EAST 37TH STREET NORTH, WICHITA, KANSAS 67220.


     THIS CERTIFIES that, for value received the holder of this Warrant ("Holder"), is entitled, upon the terms and subject to the conditions hereinafter set forth, to purchase from Global Technologies, Ltd., a Delaware corporation (the "Company"), the number of fully paid and nonassessable shares of the Company's shares of Common Stock (the "shares of Common Stock") set forth above at the purchase price per share as set forth in Section 1 below ("Exercise Price"). The number of shares and Exercise Price are subject to adjustment as provided herein.

     1. NUMBER OF SHARES; EXERCISE PRICE.

          (a) Subject to adjustments as provided herein, this Warrant shall be exercisable for the number of shares of Common Stock set forth above, at an Exercise Price per share of $4.

          (b) This Warrant shall be exercisable during the period commencing on the date hereof and ending on the fourth anniversary of the date of this Warrant (the "Expiration Date").

          (c) The Holder is entitled to the benefits of a Private Placement Purchase Agreement dated June 8, 2000, including the registration rights thereunder.


     2. EXERCISE OF WARRANT. The purchase rights represented by this Warrant are exercisable by the registered holder hereof, in whole or in part, at any time, or from time to time, during the term hereof as described in Section l above, by faxed or other written notice thereof, so long as such notice is followed within three business days by the surrender of this Warrant and a standard notice of exercise duly completed and executed on behalf of the holder hereof, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the Company), and payment of the purchase price of the shares thereby purchased in cash or check reasonably acceptable to the Company. Within two business days after exercise of the Warrant, the Company shall deliver (or, at Holder's request) DWAC to Holder a certificate for the number of shares so purchased and, if this Warrant is exercised in part, a receipt acknowledging tender of the Warrant, with a new Warrant for the unexercised portion of this Warrant to be issued as soon as reasonably practicable. The Company agrees that, upon exercise of this Warrant in accordance with the terms hereof, the shares so purchased shall be deemed to be issued to such holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised. In the event the Company fails to deliver or DWAC certificates for any shares of Common Stock upon exercise of this Warrant within such time, then without limiting Holder's other rights and remedies, the Company shall forthwith pay to the Holder an amount accruing at the rate of $250 per day for each 10,000 such shares of Common Stock subject to this Warrant, with pro rata payments for shares in an amount less than 10,000.

     The Company covenants that all shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant and payment of the Exercise Price, be fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

     Exercise of this Warrant is subject to the following restrictions:

          (a) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning, (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered an election notice for a number of Warrant Shares that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such date of exercise in accordance with the periods described herein and, at the option of the Holder, either keep the portion of the Warrant tendered for exercise in excess of the permitted amount hereunder for future exercises or return such excess portion of the Warrant to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

          (b) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning, (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered an election notice for a number of Warrant Shares that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such date of exercise in accordance with the periods described herein and, at the option of the Holder, either keep the portion of the Warrant tendered for exercise in excess of the permitted amount hereunder for future exercises or return such excess portion of the Warrant to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

     3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

     3.1 SUBDIVISION OR COMBINATION OF COMMON STOCK AND COMMON STOCK DIVIDEND. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or declaration shall be proportionately reduced, and the number of shares issuable upon exercise of the Warrant shall be proportionately increased. Conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, and the number of shares issuable upon exercise of the Warrant shall be proportionately reduced.

     3.2 DILUTIVE ISSUANCES. If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while this Warrant is outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents"), entitling any person to acquire shares of Common Stock at a price per share less than the Exercise Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price), then the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, PROVIDED, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. No adjustment will be made under this paragraph as a result of the grant or issuance of shares of Common Stock pursuant to any duly authorized employee stock option plan of the Company.

     3.3 NOTICE OF ADJUSTMENT. Promptly after adjustment of the Exercise Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the Holder at the address of such Holder as shown on the books of the Company. The notice shall be signed by an authorized officer of the Company and shall state the effective date of the adjustment and the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     3.4 OTHER NOTICES. If at any time:

          (a) the Company shall declare any cash dividend upon its Common Stock;

          (b) the Company shall declare any dividend upon its Common Stock payable in Common Stock (other than a dividend payable solely in shares of Common Stock) or make any special dividend or other distribution to the holders of its Common Stock;

          (c) there shall be any consolidation or merger of the Company with another corporation, or a sale of all or substantially all of the Company's assets to another corporation; or

          (d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by certified or registered mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, (i) at least 10 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such dissolution, liquidation or winding-up, (ii) at least 10 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger or sale, and (iii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 10 days written notice of the date when the same shall take place. Any notice given in accordance with clause (i) above shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with clause (iii) above shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

     3.5 CHANGES IN COMMON STOCK. In case at any time prior to the Expiration Date, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company or Common Stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or the Company shall make a distribution on its shares, other than regular cash dividends on its outstanding Common Stock, or any combination of any of the foregoing (each such transaction being herein called the "Transaction" and the date of consummation of the Transaction being herein called the "Consummation Date"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that each Holder shall have the right thereafter to (A) exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue common stock purchase warrants equal to the number Warrant Shares to which this Warrant then permits, which new warrant shall be identical to this Warrant, and (y) simultaneously with the issuance of such warrant, shall have the right to exercise such warrant only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation. In the case of clause (B), the exercise price for such new warrant shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Exercise Price of this Warrant immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

     4. NO FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which such holder would otherwise be entitled, such holder shall be entitled, at its option, to receive either (i) a cash payment equal to the excess of fair market value for such fractional share above the Exercise Price for such fractional share (as mutually determined by the Company and the holder) or (ii) a whole share if the holder tenders the Exercise Price for one whole share.

     5. CHARGES, TAXES AND EXPENSES. Issuance of certificates for shares upon the exercise of this Warrant shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the holder of this Warrant or in such name or names as may be directed by the holder of this Warrant (with the prior written consent of the Company); provided, however, that in the event certificates for shares are to be issued in a name other than the name of the holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the holder hereof and the Notice of Exercise duly completed and executed and stating in whose name and certificates are to be issued; and provided further, that such assignment shall be subject to applicable laws and regulations. Upon any transfer involved in the issuance or delivery of any certificates for shares of the Company's securities, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

     6 NO RIGHTS AS COMMON STOCKHOLDER. This Warrant does not entitle the holder hereof to any voting rights, dividend rights or other rights as a Common Stockholder of the Company prior to the exercise hereof.

     7. EXCHANGE AND REGISTRY OF WARRANT. The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

     8. LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

     9. PAYMENT OF EXERCISE PRICE. The Holder shall pay the Exercise Price in one of the following manners:

          (a) CASH EXERCISE. The Holder may deliver immediately available funds; or

          (b) CASHLESS EXERCISE. At any time after the earlier to occur of the date that the Registration Statement (as defined under the Subscription Agreement) is first declared effective by the SEC and the date that it is required to be declared effective, when a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective, the Holder may surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

          X = Y [(A-B)/A]

          where:

          X = the number of Warrant Shares to be issued to the Holder.

          Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

          A = the average of the closing sale prices of the Common Stock for the five (5) trading days immediately prior to (but not including) the Date of Exercise.

          B = the Exercise Price.

     For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date.

     10. MISCELLANEOUS.

          (a) GOVERNING LAW. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of New York and for all purposes shall be construed in accordance with and governed by the laws of said state, without giving effect to the conflict of laws principles. The federal and state court courts in New York City shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. Trial by jury is waived.

          (b) RESTRICTIONS. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. Under an agreement of even date herewith, the Company is required to file a registration statement (the "Registration Statement") with respect to the shares issuable hereunder.

          (c) AMENDMENTS. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the registered holder hereof.

          (d) NOTICE. Any notice required or permitted hereunder shall be deemed effectively given upon personal delivery to the party to be notified or upon faxed transmission, or upon deposit with the United States Post Office, by certified mail, postage prepaid and addressed to the party to be notified at the address indicated below for such party, or at such other address as such other party may designate by ten-day advance written notice.

     IN WITNESS WHEREOF, Global Technologies, Ltd. has caused this Warrant to be executed by its officer thereunto duly authorized.


Dated:

                                      GLOBAL TECHNOLOGIES, LTD.


                                      By:


                                      Name:

                                      Title: